Exhibit 10.1

December 7, 2018

Deborah Deibert

4104 Ashmont Court

Keller, TX 76244

Re: Terms of Employment

Dear Deb:

In appreciation of your continued service as Chief Financial Officer of Emerge Energy Services GP LLC (the “Company”), the Company has determined to make the following change to the terms of your promotion letter, dated October 19, 2015, as amended by your subsequent promotion letter, dated February 8, 2016 (collectively, the “promotion letter”), effective immediately:

•                  In the event the Company terminates your employment without “cause” (other than due to your death or “disability” (each, as defined in your promotion letter)), you will be entitled to receive a severance payment in an amount equal to twelve (12) months (rather than nine (9) months) of your then current base salary.

All other terms and conditions of your promotion letter will remain in effect and unchanged.

Thank you for your continued dedication and support.  To accept these terms, please sign below and return to me.

Sincerely,

/s/ Paige Decker

Paige Decker

Human Resources, Emerge Energy Services GP LLC

Acknowledged, Accepted and Agreed:

/s/ Deborah Deibert
Deborah Deibert, individually

Shelby Ferguson • HR Director • 5600 Clearfork Main Street, Suite 400 • Fort Worth, TX  76109 • 817.618.4020 • sferguson@emergelp.com